Registration No. 333-_________
As filed with the Securities and Exchange Commission on May 31, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	23-3016517
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

409 Silverside Road
Wilmington, Delaware
(Address of Principal Executive Offices)

The Bancorp, Inc. Stock Option and Equity Plan of 2013
(Full Title of the Plan)

Copies to:

Ms. Betsy Z. Cohen	D. Max Seltzer, Esquire
Chief Executive Officer	Luse Gorman Pomerenk & Schick, P.C.
The Bancorp, Inc.	5335 Wisconsin Ave., N.W., Suite 780
409 Silverside Road	Washington, DC 20015-2035
Wilmington, Delaware 19809	(202) 274-2000
(302) 385-5000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share	2,400,000(2)	$14.52(3)	$34,848,000	$4,754
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to The Bancorp, Inc. Stock Option and Equity Plan of 2013 (the “Stock Benefit Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of The Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of stock options, stock awards, stock appreciation rights, stock units, performance shares, dividend equivalents and other stock–based awards.

(3)	Determined pursuant to 17 C.F.R. Section 230.457(c).

_________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 000-51018), filed with the Commission on March 18, 2013 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

c)           The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on November 10, 2004 (File No. 000-51018).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Any such indemnification and advancement of expenses provided under Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article Seventh of the registrant’s Certificate of Incorporation provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VII of the registrant’s Bylaws provides as follows:

ARTICLE VII
INDEMNIFICATION

7.1 RIGHT TO INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Corporation or a constituent corporation absorbed in a consolidation or merger, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director, officer, employee or agent of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such proceeding, to the full extent permissible under law.

7.2 ADVANCE OF EXPENSES. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

7.3 PROCEDURE FOR DETERMINING PERMISSIBILITY. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Corporation.

7.4 CONTRACTUAL OBLIGATION. The obligations of the Corporation to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Corporation and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

7.5 INDEMNIFICATION NOT EXCLUSIVE; INURING OF BENEFIT. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other rights to which one indemnified may be entitled under any insurance or other agreements, statute, provision of the certificate of incorporation, these bylaws, vote of stockholders or directors or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of any such person.

7.6 INSURANCE AND OTHER INDEMNIFICATION. The board of directors shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation’s expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under its bylaws to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, to pay or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

7.7 MONETARY DAMAGES. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document

4
Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117385) filed with the Commission under the Securities Act of 1933 on September 28, 2004)

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. (attached as Exhibit 5)

10
The Bancorp, Inc. Stock Option and Equity Plan of 2013 (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of The Bancorp, Inc., File No. 000-51018, filed by The Bancorp, Inc. under the Securities Exchange Act of 1934 on March 20, 2013).

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm (attached as Exhibit 23.2)

24	Power of Attorney (contained on Signature Page)

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware, on this 31st day of May, 2013.

THE BANCORP, INC.
By:	/s/ Betsy Z. Cohen
Betsy Z. Cohen
Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of The Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Betsy Z. Cohen, Frank M. Mastrangelo and Paul Frenkiel as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Betsy Z. Cohen may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued in connection with the equity awards granted pursuant to The Bancorp, Inc. Stock Option and Equity Plan of 2013, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Betsy Z. Cohen, Frank M. Mastrangelo and Paul Frenkiel shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Betsy Z. Cohen	Chief Executive Officer	May 31, 2013
Betsy Z. Cohen	and Director
(Principal Executive Officer)

/s/ Frank M. Mastrangelo	President, Chief Operating Officer	May 31, 2013
Frank M. Mastrangelo	and Director

/s/ Paul Frenkiel	Executive Vice President of Strategy, Chief Financial Officer and Secretary	May 31, 2013
Paul Frenkiel	(Principal Accounting Officer)

Signatures	Title	Date

/s/ Daniel G. Cohen	Chairman of the Board of Directors	May 31, 2013
Daniel G. Cohen

/s/ Walter T. Beach	Director	May 31, 2013
Walther T. Beach

/s/ John C. Chrystal	Director	May 31, 2013
John C. Chrystal

/s/ Matthew Cohn	Director	May 31, 2013
Matthew Cohn

/s/ Linda Schaeffer	Director	May 31, 2013
Linda Schaeffer

/s/ William H. Lamb	Director	May 31, 2013
William H. Lamb

/s/ James J. McEntee III	Director	May 31, 2013
James J. McEntee III

/s/ Michael J. Bradley	Director	May 31, 2013
Michael J. Bradley

EXHIBIT INDEX

Regulation S-K Exhibit Number	Description

4
Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117385) filed with the Commission under the Securities Act of 1933 on September 28, 2004)

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.

10
The Bancorp, Inc. Stock Option and Equity Plan of 2013 (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of The Bancorp, Inc. (File No. 000-51018), filed by The Bancorp, Inc. under the Securities Exchange Act of 1934 on March 20, 2013).

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in the opinion included as Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (contained in the signature page to this Registration Statement).